Exhibit 99.1

FOR IMMEDIATE RELEASE			December 16, 2009
Media Contacts:	Jim McDonald	(602) 321-3738 cell	Page 1 of 2
	Dan Wool	(602) 250-3127 office
Investor Contact:	Rebecca Hickman	(602) 250-5668 office
Web site:	www.aps.com
APS REGULATORY SETTLEMENT APPROVED
Provides financial stability for clean energy, reliability investments;
Net base-rate increase of one-half percent for average residential bill
PHOENIX — Today, the Arizona Corporation Commission approved a comprehensive and broadly supported settlement agreement signed by Arizona Public Service Company and 21 other parties to the Company’s retail rate case. Collectively, the parties represent a wide range of interests, including residential, commercial and industrial customers, low-income customers, public schools, federal agencies, union workers, merchant generators and advocates for renewable energy and energy efficiency investments.
The Commissioners approved the agreement with modifications and obligations for APS that will not materially affect the overall economic terms of the settlement. Additionally, in related activity today, the Commission approved new energy efficiency programs for APS that will allow customers more opportunities to manage their electric bills.
The agreement brings broad benefits to Arizona with only a modest price increase for the average residential customer. When combined with the annual change to the company’s fuel adjustment rate — a reduction this year — the net impact on current residential bills beginning Jan. 1, 2010 will be approximately one-half of one percent.
Specifically, today’s order:
•	Provides rate stability through an agreement by APS not to increase base rates for the next two-and-a-half years.
•	Reinforces the Company’s commitment to renewable energy through initiatives by APS to build a photovoltaic solar plant, install solar rooftop panels on schools and seek an Arizona wind generation project.
•	Sets aggressive energy efficiency measures and programs that will enable customers to save on their electric bills.
•	Fosters conditions conducive to the creation of clean and green jobs for Arizona.
-more-

“We are very pleased that the Corporation Commissioners, after careful consideration, approved this agreement, which is good for all of Arizona,” said APS Chairman and Chief Executive Officer Don Brandt. “APS and the other parties to the case worked with the Commissioners to address a wide range of customer needs and to secure a clean, sustainable energy future for
Arizona. As a result of this agreement, 10 percent of APS’s resources will come from renewable energy by the year 2015.”
APS President and Chief Operating Officer Don Robinson echoed Mr. Brandt’s support: “This agreement should provide APS a level of financial stability that allows the Company to make smart investments in renewable resources and electric infrastructure, while also helping customers manage their bills with strong energy efficiency programs.”
Parties to the agreement were mindful of the difficult economy and structured provisions to provide these benefits in a manner that results in the nominal bill increase to customers. Average monthly residential bills for 1170 kilowatt-hours will increase by 64 cents, from $132.87 to $133.51, after the first of the year. The agreement insulates certain limited-income customers from the rate increase and augments the Company’s existing low-income bill assistance program by up to as much as $8 million.
APS, Arizona’s largest and longest-serving electric utility, serves more than a million customers throughout the state. With headquarters in Phoenix, APS is the principal subsidiary of Pinnacle West Capital Corp. (NYSE: PNW).